Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

GULF ISLAND SERVICES, L.L.C.,

DYNAMIC INDUSTRIES, INC.,

and

INNOVATIVE MANPOWER SOLUTIONS, LLC

Dated as of December 1, 2021

TABLE OF CONTENTS

Page

Article I
DEFINITIONS1

Section 1.1.	Definitions1
Section 1.2.	Other Defined Terms1

Article II
PURCHASE AND SALE6

Section 2.1.	Purchase and Sale of Assets6
Section 2.2.	Excluded Assets8
Section 2.3.	Assumed Liabilities9
Section 2.4.	Retained Liabilities9
Section 2.5.	Work Orders9
Section 2.6.	Assignment of Contracts and Rights10
Section 2.7.	Costs and Prorated Items10
Section 2.8.	“As Is, Where Is.”11

Article III
PURCHASE PRICE13

Section 3.1.	Purchase Price13
Section 3.2.	Withholding Tax14
Section 3.3.	Allocation of Purchase Price14

Article IV
CLOSING; DELIVERIES14

Section 4.1.	Time and Place14
Section 4.2.	Deliveries by Seller14
Section 4.3.	Deliveries by Purchaser15

Article V
REPRESENTATIONS OF SELLER16

Section 5.1.	Organization and Standing16
Section 5.2.	Authority; Enforceability16
Section 5.3.	Non-Contravention16
Section 5.4.	Governmental Authorization17
Section 5.5.	Financial Statements17
Section 5.6.	Absence of Certain Changes17
Section 5.7.	Permits18
Section 5.8.	Compliance with Laws18
Section 5.9.	Title to the Acquired Assets; Sufficiency of Acquired Assets18
Section 5.10.	Scheduled Contracts18
Section 5.11.	Intellectual Property19
Section 5.12.	Litigation19
Section 5.13.	Taxes20
Section 5.14.	Employees; Relations21

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Section 5.15.	Employee Benefits22
Section 5.16.	Environmental Matters23
Section 5.17.	Customers and Suppliers24
Section 5.18.	Certain Transactions24
Section 5.19.	Brokers24
Section 5.20.	Real Property24
Section 5.21.	Customer Warranties27
Section 5.22.	Seller Financial Wherewithal27

Article VI
REPRESENTATIONS OF PURCHASER27

Section 6.1.	Organization and Standing27
Section 6.2.	Authority; Enforceability28
Section 6.3.	Non-Contravention28
Section 6.4.	Brokers28

Article VII
COVENANTS28

Section 7.1.	Confidentiality28
Section 7.2.	Non-Competition, Non-Solicitation, and Non-Disparagement29
Section 7.3.	Acknowledgments and Agreements29

Article VIII
ADDITIONAL AGREEMENTS30

Section 8.1.	Employee Matters30
Section 8.2.	Tax Returns; Transfer Taxes; Recording Fees32
Section 8.3.	Use of Name33
Section 8.4.	Access to Former Business Records33
Section 8.5.	Further Assurances33
Section 8.6.	Obligations with Respect to Acquired Real Property34
Section 8.7.	Warranty Claims34

Article IX
INDEMNITIES34

Section 9.1.	Survival34
Section 9.2.	Indemnification by Seller35
Section 9.3.	Indemnification by Purchaser35
Section 9.4.	Limitation on Liability36
Section 9.5.	Third-Party Claims37

Article X
MISCELLANEOUS38

Section 10.1.	Assignment38
Section 10.2.	Severability38
Section 10.3.	Expenses38
Section 10.4.	Governing Law38

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Section 10.5.	Notices39
Section 10.6.	Complete Agreement39
Section 10.7.	Amendments and Waivers40
Section 10.8.	Pronouns40
Section 10.9.	Counterparts; Signatures40
Section 10.10.	Section Headings40
Section 10.11.	Attorneys’ Fees40
Section 10.12.	No Strict Construction40
Section 10.13.	Public Announcements40
Section 10.14.	Further Assurances41

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EXHIBITS*:

Exhibit AForm of Bill of Sale

Exhibit BForm of Assignment and Assumption Agreement

Exhibit CForm of Deed for Ingleside Yard Real Property

Exhibit D-1Form of Sublease for Central Yard Real Estate

Exhibit D-2Form of Sublease for Rayne Real Estate

Exhibit D-3Form of Sublease for Harvey Parking Lot Real Estate

Exhibit D-4Form of Sublease for New Iberia Bank Building Real Estate

Exhibit EForm of Access and Option Agreement for Harvey Real Property

Exhibit FForm of Transition Services Agreement

SCHEDULES*:

2.1(a)Equipment

2.1(b)Written Contracts

2.1(c)Oral Contracts

2.1(d)Scheduled Permits

2.1(f)Customer & Vendor Contact List

2.1(g)Intellectual Property

2.1(h)Acquired Real Property

2.2(i)Excluded Real Property

2.4(c)Employment Agreements

2.5(i)Fixed-Price Work Orders

3.2Withholding Tax as Closing Payment

4.2(d)Liens to be Released at Closing

4.2(e)Third Party Consents

5.3Non-Contravention

5.5Financial Statements

5.6Absence of Certain Changes

5.7Defaults Under Permits

5.10(a)Disclosures as to Written Contracts

5.10(b)Disclosures as to Oral Contracts

5.11 Intellectual Property Disclosures

5.12Commenced Litigation

5.13(d)Jurisdictions for Tax Returns

5.13(e)Sales, Use and Value-Added Taxes

5.13(f)Tax Disclosure

5.14(a)Business Employees

5.14(b)Current Employee Proceedings

5.14(c)Employee Labor Disclosures

5.14(d)Employee Classification Disclosures

5.15(a)Employee Benefit Plans

5.15(e)Employee Benefit Plans Proceedings

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5.16(b)Environmental Permits

5.16(g)Environmental Releases

5.17(a)Top Customers

5.17(b)Top Suppliers and Vendors

5.18Affiliate Transactions

5.20(a)Owned Real Property

5.20(b)Leased Real Property

5.20(h)Real Property Located in Flood Hazard Area Disclosure

5.20(i)	Real Property Acquisition Dates and Lease Inception of Leased Real Property
5.20(j)	Real Property Construction
5.22	Seller Financial Wherewithal
7.2(a)	Restricted Area
8.1(a)	Excluded Employees
8.1(c)	Accrued PTO Obligations
8.1(d)	Seller’s Premium Reimbursement
8.6(b)	Removal of Wastes and Materials

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated and effective as of the 1st day of December, 2021, is entered into by and among Gulf Island Services, L.L.C., a Louisiana limited liability company (“Purchaser”), Dynamic Industries, Inc., a Louisiana corporation (“DII”) and Innovative Manpower Solutions, LLC, a Louisiana limited liability company and a wholly-owned subsidiary of DII (“IMS,” collectively with DII, “Seller”) (Purchaser and Seller collectively referred to as the “Parties”).

RECITALS

WHEREAS, Seller is engaged in, among other things, the Business (as defined herein);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain assets of the Business, upon the terms and subject to the conditions contained herein; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1.Definitions.  Initially capitalized terms used in this Agreement and all exhibits and schedules hereto shall have the meanings assigned to them in this Article I or the applicable Section referenced in this Section 1.1, unless the context otherwise indicates:

“Affiliate” means as to any specified Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with such specified Person.  With respect to a Person that is an entity, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means light fabrication, site construction and maintenance, and specialty craft and staffing services for offshore and onshore projects performed by IMS and the d/b/a Dynamic Construction Services, a division of DII.

“Central Yard Real Estate” means the real property leased by Seller from Albert L. Lemaire pursuant to that certain Amended and Restated Lease Agreement dated November 1, 1993.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any client and customer lists, client or consultant contracts and the details thereof, pricing policies, marketing plans or strategies, business acquisition and expansion plans, technical, business and sales information, customer buying patterns and analytical software, formulas, know-how, methods, data, and processes associated therewith, all design drawings, blueprints, plans, designs, calculations, technical specifications,

3648077v.2

construction notes or other works of authorship, inventions, writings, information, data, formulas, formulations, variants, models, photographs, design concepts and the like, manuals, computer programs, methods, ideas, proprietary information whether in the form of copyrights, trade names, trademarks, patents, whether registered, non-registered or based in the common law, all whether oral, written, or electronic.

“Environment” means the indoor and outdoor environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.

“Environmental Claim” means any Proceeding, governmental order, lien, fine, penalty, or, as to each, any settlement or final judgment, after all appeals have been exhausted, arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence of, Environmental Release of, or exposure to, any Hazardous Substances; or (b) any actual non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, and pollution or protection of the environment (including ambient air, surface water, ground water, land surface, abrasive blasting material or subsurface strata), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, abrasive blasting materials or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation, each as amended as now or hereafter in effect.

“Environmental Permit” means any Permit required, issued, held or obtained pursuant to any Environmental Law or pertaining to any Hazardous Substances.

“Environmental Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances into the Environment, including the abandonment or discarding of any containers, storage tanks, wastes or other materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Harvey Parking Lot Real Estate” means the real property leased by DII from West Jefferson Properties, LLC pursuant to that certain Lease of Commercial Property dated December 5, 2003.

“Harvey Real Property” means the real property owned by DII located at 2804 Peters Road, Harvey, LA 70058.

“Hazardous Substances” means any substance regulated under any Environmental Laws, including without limitation hazardous substances as defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended, petroleum products, radioactive materials, asbestos and polychlorinated biphenyls.

“Ingleside Yard Real Property” means the real property owned by DII located at 1074 FM 2725, Ingleside, TX 78362.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations of these assets; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, domain names and other source or business identifiers; (c) all copyrightable works (whether published or unpublished), and all copyright registrations, applications, and renewals in connection with these assets; and (d) all trade secrets and confidential business information (including all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Knowledge” means, with respect to Seller, (a) the actual knowledge of Emile Dumesnil, Brian Bergeron and Matt Oubre, and (b) the actual knowledge of Brandon Muffoletto to the extent such matters relate to Seller’s health, safety and environmental matters.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order or other requirement or rule of law of any Governmental Authority.

“Liability” means all indebtedness, obligations and other liabilities of Seller of any nature whatsoever, whether direct or indirect, matured or unmatured, absolute, accrued or unaccrued, contingent or based on any contingency, known or unknown, fixed or otherwise, or whether due or to become due.

“Lien” means any security interest, lien, claim, charge, option, mortgage, debt, conditional sales agreement, title retention agreement, restriction against the transfer or assignment thereof or other similar title encumbrance or exception.

“New Iberia Bank Building Real Estate” means the real property leased by DII from Community First Bank pursuant to that certain lease dated with effect March 15, 2021.

“Permits” means permits, authorizations, certifications, approvals, ordinances, licenses, including without limitation contractors’ licenses, and other similar rights granted by any Governmental Authority.

“Permitted Liens” means (a) Liens created by this Agreement; (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations not yet due; (c) Liens for Taxes and other governmental obligations not yet due; and (d) statutory liens arising in the ordinary course of business relating to obligations as to which there is not default on the part of Seller.

“Person” means a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, organization, trust, government or governmental authority, agency or instrumentality, or other entity, and any group of any of the foregoing acting in concert.

“Proceeding” means any action, claim, arbitration, audit, hearing, investigation, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Rayne Real Estate” means the real property leased by DII from Hercules Transport, Inc. pursuant to that certain Real Estate Lease dated August 31, 2005.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including the Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder from time to time.

Section 1.2.Other Defined Terms.  In addition, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Access Agreement	4.2(l)
Accrued PTO Obligations	8.1(c)
Acquired Assets	2.1
Acquired Asset Contract	2.6
Acquired Real Property	2.1(h)
Agreement	Preamble
Assignment and Assumption Agreement	4.2(b)
Assumed Liabilities	2.3
Audited Financial Statements	5.5
Benefit Plans	5.15(a)
Bill of Sale	4.2(a)
Business Employees	5.14(a)
Casualty	11.1(g)
Closing	4.1
Closing Date	4.1
Closing Payment	3.1(a)
Continued Plans	9.1(d)
Customers	2.1(f)
Damages	10.2
Deductible	10.4(a)
DII	Preamble
EEOC	5.14(d)
Effective Work Orders	2.5
Employment Agreement	4.2(j)
Equipment	2.1(a)
Excluded Assets	2.2
Financial Statements	5.5
Fixed-Price Contracts	2.5
FLSA	5.14(d)
Fundamental Representations	10.1
Indemnified Party	10.5(a)
Indemnifying Party	10.5(a)
Interim Period	8.1
Interim Statement of Operations	5.5
IP Assignment	4.2(c)
Leased Real Property	5.20(b)
LQT	2.1
LQT Leased Assets	2.2(e)
Name	9.3
Oral Contract	2.1(c)

Term	Section
OSHA	5.14(d)
Organizational Documents	5.1
Outside Date	4.1
Owned Real Property	5.20(a)
Pre-Closing Date Period	9.2(a)
Property Tax Proration Period	2.7
Property Transfer Documents	4.2(l)
Prorated Tax Amount	9.2(b)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Indemnitees	10.2
Purchaser’s Plan	9.1(d)
Real Property	5.20(b)
Real Property Lease	5.20(b)
Reimbursable Contracts	2.5
Restricted Area	5.20(a)
Restricted Period	8.3(a)
Retained Liabilities	2.4
Scheduled Contracts	2.1(c)
Scheduled Permits	2.1(d)
Seller	Preamble
Seller Indemnitees	10.3
Seller’s Premium Reimbursement	8.1(d)
Straddle Period	9.2(b)
Subleases	4.2(k)
Tax Paying Party	9.2(b)
Tax Reimbursing Party	9.2(b)
Title Company	7.1(f)
Title Policy	7.1(f)
Third-Party Claim	10.5(a)
Transferred Employees	9.1(a)
Transition Services Agreement	2.6
Unaudited Financial Statements	5.5
Warranty Claim	9.7
Written Contracts	2.1(b)

Article II
PURCHASE AND SALE

Section 2.1.Purchase and Sale of Assets.  Subject to the terms and conditions contained in this Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller shall sell, transfer, assign, convey and deliver unto Purchaser and its successors and assigns, and Purchaser shall purchase, acquire and take assignment and delivery of, free and clear of all Liens other than Permitted Liens, all right, title and interest of Seller in and to all assets and contracts owned by Seller or Seller’s Affiliates (other than LQT Industries, LLC (“LQT”)) used in the Business listed below (collectively, the “Acquired Assets”):

(a)all of the corporeal movable assets used in the Business, wherever located, including, but not limited to, the vehicles, trucks, trailers, tools, equipment, machinery, inventories, supplies, furniture, fixtures, appliances, and other tangible personal property listed on Schedule 2.1(a) (the “Equipment”), which, for the avoidance of doubt, specifically excludes the assets rented by Seller from LQT;

(b)all of the written contracts and agreements to provide services pursuant to the Business (including, for the avoidance of doubt, all written master service agreements, work orders, purchase orders and similar such agreements with customers or suppliers) listed on Schedule 2.1(b) (the “Written Contracts”);

(c)the oral contracts and agreements to provide services pursuant to the Business listed on Schedule 2.1(c) (the “Oral Contracts”, together with the Written Contracts, the “Scheduled Contracts”);

(d)the Permits listed on Schedule 2.1(d) (the “Scheduled Permits”);

(e)copies of all of Seller’s books, records, papers and instruments of whatever nature, in whatever medium or format, and wherever located that relate to the Acquired Assets and which are required or necessary in order for Purchaser to conduct the Business from and after Closing in the manner in which it is presently being conducted, including without limitation sales, promotional and marketing literature and personnel and labor records to the extent assignable and/or not prohibited by law;

(f)copies of any lists and contact information in the possession of Seller that identify customers to whom services have been furnished in connection with the operation of the Business and vendors from whom supplies have been purchased in connection with the operation of the Business, including without limitation the list of customers set forth on Schedule 2.1(f) (the “Customers”);

(g)the Intellectual Property necessary to conduct the Business as currently conducted, including but not limited to the trademarks (whether registered or unregistered), technology, telephone, telecopy and email addresses and listings, data, trade names, service marks, licenses and other intellectual property used in the Business and listed on Schedule 2.1(g), including without limitation the name and mark “Innovative Manpower Solutions”, “IMS” and all derivatives thereof and all goodwill associated with such trademarks, trade names, and service marks, but excluding all trademarks, trade names, service marks and other related branding with the name Dynamic or DII;

(h)the owned real property described on Schedule 2.1(h) (the “Acquired Real Property”);

(i)all rights to any Proceedings of any nature available to or being pursued by Seller against third parties to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(j)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Acquired Asset;

(k)IT equipment used in the Business wherever located, including, but not limited to, servers to the extent solely related to the Business, computers, printers, copy machines and any contracts or leases related thereto; and

(l)all of Seller’s goodwill related to the Business.

Section 2.2.Excluded Assets.  Seller is not selling, and Purchaser is not purchasing, pursuant to this Agreement or otherwise, and Seller shall retain all right, title and interest in and to, all assets listed below (all of which assets are hereinafter referred to collectively as the “Excluded Assets”):

(a)all cash and cash equivalents, bank accounts, and securities;

(b)all accounts or notes receivable held by Seller, including work in process, and any security, claim, remedy or other right related to any of the foregoing;

(c)Seller’s franchises to be a limited liability company and corporation, as applicable, its formation instruments, registration documents, corporate seals, organizational documents, stock record books, corporate record books containing minutes of meetings, all Tax Returns and Tax records of Seller and all Tax deposits, Tax refunds (and claims therefor) and prepaid Taxes of Seller, books and records relating to Taxes of Seller; Closing Date and all legal records and electronic mail and communications with Seller’s counsel regarding the Business, the Acquired Assets and the transactions contemplated hereby at any time and other governance records, if any, and other records having exclusively to do with Seller’s formation, governance and capitalization;

(d)trademark, trade name, service marks and other related branding with the name Dynamic or DII;

(e) all assets of any kind owned by LQT (“LQT Leased Assets”), or any other Affiliate of Seller not used in the Business;

(f)all Benefit Plans and assets attributable thereto;

(g)all insurance policies owned or obtained by Seller on behalf of the Business and any rights, proceeds, claims, prepayments and refunds with respect thereto, including Seller’s interest in the captive insurance company through which such insurance is obtained;

(h)any oral or written contract or agreement (including, for the avoidance of doubt, all written master service agreements, work orders, purchase orders, and similar agreements with customers or suppliers) not set forth on Schedule 2.1(b) or Schedule 2.1(c);

(i)the assets, properties, and rights specifically not set forth in Section 2.1 and its corresponding schedules and the Real Property set forth on Schedule 2.2(i);

(j)all leased facilities not set forth on Schedule 2.1(h); and

(k)the server located at the Central Yard Real Estate that contains personnel and human resources records of Seller employees.

Section 2.3.Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, as of the Closing Date, Purchaser shall (a) assume the Accrued PTO Obligations (but only to the extent set forth in Schedule 8.1(c)), and (b) assume and agree to perform and discharge Seller’s Liabilities under the Scheduled Contracts, the Effective Work Orders and the Scheduled Permits to the extent arising or due after the Closing Date, other than for any act or action (i) occurring prior to the Closing Date that are attributable to Seller’s violation or breach of any Scheduled Contract, Effective Work Order or Scheduled Permit, as applicable, or (ii) that could obligate Seller to indemnify, defend or hold the other party thereto harmless from any claim, loss, obligation or expense in connection with any work performed by Seller prior to the Closing Date (clauses (a) and (b) collectively, the “Assumed Liabilities”).

Section 2.4.Retained Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume any Liability of Seller of any kind, and Seller shall be responsible for the timely payment, performance and satisfaction of all of Seller’s Liabilities relating to or occurring or existing in connection with, or arising out of, the ownership of the Acquired Assets and the operation of the Business prior to the Closing Date (collectively, the “Retained Liabilities”), including without limitation:

(a)all Liabilities relating to any warranty claims for work or services furnished, performed or provided by Seller prior to the Closing Date;

(b)all Liabilities owed or owing pursuant to any employment agreements, whether written or oral, between the Seller and Business Employees of the Seller, including without limitation the employment agreements described in Schedule 2.4(c);

(c)all Liabilities arising from or relating to any Benefit Plans occurring on or before the Closing Date;

(d)all Liabilities, whether or not pending as of the Closing Date relating to any Proceedings of any nature with respect to the Acquired Assets or the Business for acts or omissions occurring on or before the Closing Date;

(e)all Liabilities related to the Business Employees, not including, for the avoidance of doubt, such Business Employees’ accrued vacation or other paid time off;

(f)all Liabilities relating to, or occurring or existing in connection with, or arising out of, the ownership and operation of the Excluded Assets, whether before, on or after the Closing Date; and

(g)any repayments or reimbursements owed to any customers of the Business for work or services provided or performed, excluding early payment discounts, or overpayments made to Seller, to the extent not offset by costs in excess of billings, prior to the Closing Date.

Section 2.5.Work Orders.  With respect to services related to the Business (a) any and all work orders for which Seller is providing services on a reimbursable basis (“Reimbursable Contracts”) as of the Closing Date and (b) the work orders or contracts set forth on Schedule 2.5(i) for which Seller is providing services on a fixed-price basis (“Fixed-Price Contracts”) as of the Closing Date (collectively, “Effective Work Orders”) to any Customer pursuant to a Scheduled Contract, from and after the Closing Date, Purchaser shall perform the services required under the Effective Work Orders and the underlying Scheduled Contract pursuant to which they were issued.  Payment for services provided on Reimbursable Contracts under the Effective Work Orders prior to the Closing Date shall be attributable to Seller and payment for services provided on Reimbursable Contracts under the Effective Work Orders at or after the Closing Date shall be attributable to Purchaser. Payment for services provided on a Fixed-Price Contract under the Effective Work Orders that are complete at the Closing Date shall be attributable to the Seller.  Payment for services provided on Fixed-Price Contracts under the Effective Work Orders that are in process at the Closing Date shall be shared by the Seller and Purchaser based on their respective actual costs incurred, such that the gross profit (or loss as the case may be) for the services provided shall be shared by the Parties on a pro- rata basis. The Parties intend for the performance under such Fixed Price Contracts to proceed after Closing in a manner which is largely identical to the execution of those contracts prior to Closing. Invoicing of Customers for the work performed by Seller (to the extent not invoiced or billed prior to the Closing Date) or Purchaser on or after the Closing Date shall be invoiced pursuant to the Transition Services Agreement.  If either Seller or Purchaser shall receive payment in respect of an Effective Work Order that is due to the other party, then such receiving party shall promptly, but in any event within twenty (20) days of its receipt thereof, forward to the other party that portion of such payment that is allocable to such other party in accordance with the provisions of this Section 2.5.

Section 2.6.Assignment of Contracts and Rights.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset that is a contract, including any Scheduled Contracts, or any claim or right or any benefit arising thereunder or resulting therefrom (for purposes of this paragraph, an “Acquired Asset Contract”) if an attempted assignment thereof, without the consent, approval or authorization of any party to such Acquired Asset Contract, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Purchaser or Seller thereunder.  Seller and Purchaser will use commercially reasonable efforts to attempt to obtain the consent of the other parties to any such Acquired Asset Contract for the assignment thereof to Purchaser or to have such other parties enter into a new contract with Purchaser under terms and conditions similar in all materials respects to the specific Acquired Asset Contract at issue. If such consent is not obtained hereunder, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights as contemplated herein, Seller and Purchaser will, pursuant to a transition services agreement entered into among the Parties on an even date herewith (the “Transition Services Agreement”) in the form attached hereto as Exhibit F, cooperate in an effort to establish a mutually agreeable arrangement based on mutually agreeable terms under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

Section 2.7.Costs and Prorated Items.  All costs incurred related to the Business, including the Effective Work Orders, prior to the Closing Date shall be for the account of the Seller, and all costs incurred related to the Business, including the Effective Work Orders, at or after the Closing Date shall be for the account of the Purchaser.  If either Party pays costs related to the other party’s obligations, including an Effective Work Order, such party shall promptly, but in any event within twenty (20) days of its payment thereof, provide notice of such payment to the responsible party and the responsible party shall reimburse such payment within thirty (30) days of receipt of notice. With respect to any costs or charges that have a billing period that begins prior to the Closing Date and ends after the Closing Date, including but without limitation, utilities, telephone, rents and similar charges incurred or assessed with respect to the Acquired Real Property (“Monthly Charges”) such Monthly Charges shall be for the account of Seller prior to Closing Date and shall be for the account of Purchaser on the Closing Date and thereafter.  The liability for such Monthly Charges shall be prorated on a daily basis between Purchaser and Seller where Purchaser assumes the liability for the Monthly Charges beginning as of the Closing Date and Seller assumes the liability for the Monthly Charges prior to the Closing Date.  The party responsible for or receiving a bill or notice for Monthly Charges for a Proration Period (the “Paying Party”) shall promptly notify the other party that may be responsible for a portion of such Monthly Charges pursuant to this Section 2.7 (the “Reimbursing Party”) in writing, and the Paying Party shall pay such Monthly Charges prior to the last day such Monthly Charges may be paid without penalty or interest.  After receipt of the written notice from the Paying Party, which shall include appropriate supporting documentation, the Reimbursing Party shall promptly pay the Paying Party an amount equal to the portion of the Monthly Charges for which the Reimbursing Party is liable under this Section 2.7.

Section 2.8.“As Is, Where Is.”  NOTWITHSTANDING ANYTHING TO THE CONTRARY, AS TO THE ACQUIRED ASSETS DESCRIBED IN SECTION 2.1 (a) and 2.1(h) (“SPECIFIC ASSETS”), THESE SPECIFIC ASSETS ARE SOLD BY SELLER AND PURCHASED BY PURCHASER "AS IS, WHERE IS," WITHOUT ANY WARRANTY  WHATSOEVER EITHER EXPRESSED OR IMPLIED, AND EVEN ARISING BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR PARTICULAR PURPOSE, INTENDED OR ORDINARY USE, CONDITION, QUALITY OR HABITABILITY OR WARRANTIES AGAINST HIDDEN OR REDHIBITORY OR LATENT DEFECTS OR VICES, OR WARRANTIES AGAINST EVICTION, ALL OF WHICH ARE EXPRESSLY AND FULLY WAIVED BY PURCHASER. SELLER DOES PROVIDE FULL SUBROGATION TO ALL OF SELLER'S RIGHTS AND ACTIONS OF WARRANTY OF TITLE WHICH SELLER HAS OR MAY HAVE AGAINST PREVIOUS OWNERS AND WITH ALL RIGHTS OF PRESCRIPTION, BOTH LIBERATIVE AND ACQUISITIVE. PURCHASER’S WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL CLAIMS BASED ON THE ENVIRONMENTAL CONDITION OF THE SPECIFIC ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF ASBESTOS, LEAD-BASED PAINT OR ANY HAZARDOUS OR DANGEROUS SUBSTANCE OR MATERIAL). PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER HEREBY WAIVES ANY RIGHTS IT MAY HAVE AGAINST SELLER: (I) IN REDHIBITION FOR THE RESCISSION OF THIS SALE OR REDUCTION OR RETURN OF ALL OR ANY PORTION OF THE PURCHASE PRICE BY REASON OF ANY SUCH DEFECTS OR VICES, PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE; AND (II) UNDER LOUISIANA CIVIL CODE ARTICLE 2475 RELATING TO SELLER’S OBLIGATIONS WITH RESPECT TO DELIVERY, FITNESS, AND HIDDEN DEFECTS; AND (III) UNDER LOUISIANA CIVIL CODE ARTICLE 2500, WHICH RIGHTS ARE HEREBY WAIVED TO

THE MAXIMUM EXTENT PERMITTED UNDER LOUISIANA CIVIL CODE ARTICLE 2503.

PURCHASER ACKNOWLEDGES THAT IT HAS HAD THE FULL AND COMPLETE RIGHT TO INVESTIGATE, TEST, EXAMINE, AND INSPECT ALL ASPECTS OF THE PHYSICAL CONDITION OF THE SPECIFIC ASSETS, AND THAT PURCHASER HAS DONE SO TO THE EXTENT THAT PURCHASER IN PURCHASER’S SOLE DISCRETION DEEMED SUFFICIENTLY DILIGENT FOR THE PROTECTION OF PURCHASER’S INTEREST. PURCHASER HEREBY ACKNOWLEDGES THAT PURCHASER HAS RELIED SOLELY ON ITS OWN INVESTIGATIONS, TESTING, EXAMINATIONS, AND INSPECTIONS, AND NOT ON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER. PURCHASER ACKNOWLEDGES AND DECLARES THAT NEITHER SELLER NOR ANY PARTY WHOMSOEVER, ACTING OR PURPORTING TO ACT IN ANY CAPACITY WHATSOEVER ON BEHALF OF SELLER, HAS MADE ANY DIRECT, INDIRECT, EXPLICIT OR IMPLICIT STATEMENT, REPRESENTATION OR DECLARATION, WHETHER BY WRITTEN OR ORAL STATEMENT OR OTHERWISE, AND UPON WHICH PURCHASER HAS RELIED, CONCERNING THE EXISTENCE OR NON-EXISTENCE OF ANY QUALITY, CHARACTERISTIC OR CONDITION OF THE SPECIFIC ASSETS.

PURCHASER HEREBY PURCHASES AND ACCEPTS THE SPECIFIC ASSETS IN THEIR PRESENT CONDITION, ASSUMES ALL RISKS RELATED TO THEIR CONDITION AND RELEASES SELLER FROM ALL RIGHTS, CLAIMS, CAUSES OF ACTION, LIENS, LOSS, DAMAGE, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND CONSULTANTS' FEES, AND ALL COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SUFFERED OR INCURRED BY PURCHASER AND/OR ANY SUCCESSORS TO PURCHASER ON ACCOUNT OF ANY CAUSES OF ACTIONS TO WHICH PURCHASER MAY NOW OR HEREINAFTER BE ENTITLED BASED ON ANY ASPECT OF THE PHYSICAL CONDITION OF THE SPECIFIC ASSETS, INCLUDING BUT NOT LIMITED TO VICES OR DEFECTS OR OTHER CONDITIONS OF THE SPECIFIC ASSETS, OR ANY COMPONENT PARTS THEREOF, WHETHER KNOWN OR UNKNOWN TO PURCHASER, AND WHETHER OR NOT DISCOVERABLE BY INSPECTION, INCLUDING CONDITIONS WHICH, IF KNOWN, WOULD HAVE DETERRED PURCHASER FROM ENTERING INTO THIS AGREEMENT.

PURCHASER, ON BEHALF OF ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER AND ITS RESPECTIVE MEMBERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ATTORNEYS AND AGENTS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, "RELEASEES"), FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, SUITS, JUDGMENTS, CAUSES OF ACTION (INCLUDING, BUT NOT LIMITED TO, CAUSES OF ACTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C. § 9601 ET SEQ.), LOSSES, COSTS, DAMAGES, INJURIES, PENALTIES, ENFORCEMENT ACTIONS, FINES, TAXES, REMEDIAL ACTIONS, REMOVAL AND DISPOSAL COSTS, INVESTIGATION AND REMEDIATION COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES,

LITIGATION, ARBITRATION AND ADMINISTRATIVE PROCEEDING COSTS), SUMS PAID IN SETTLEMENT OF CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, ARISING OUT OF, RELATED IN ANY WAY TO, OR RESULTING FROM OR IN CONNECTION WITH, IN WHOLE OR IN PART: (A) THE PRESENCE OR SUSPECTED PRESENCE OF HAZARDOUS MATERIALS (DEFINED BELOW) IN, ON, UNDER, OR ABOUT THE SPECIFIC ASSETS, BUT WITHOUT PREJUDICE AS TO ANY RIGHT(S) OF PURCHASER AGAINST THIRD PARTIES UNAFFILIATED WITH SELLER AND/OR SELLER'S PREDECESSORS IN INTEREST AS TO OWNERSHIP OF THE SPECIFIC ASSETS; AND/OR (B) ANY CIRCUMSTANCES OR CONDITION OF THE SPECIFIC ASSETS, OR ANY OTHER PORTION THEREOF, PHYSICAL OR INTANGIBLE, INCLUDING, WITHOUT LIMITATION, THE SAFETY THEREOF, FITNESS FOR USE, COMPLIANCE WITH LAW, ORDINANCE OR REGULATION, OR CONFORMANCE WITH ANY CONTRACTUAL OBLIGATION.

“HAZARDOUS MATERIAL(S)” FOR THIS SECTION MEANS ANY CHEMICAL, SUBSTANCE, MATERIAL, CONTROLLED SUBSTANCE, OBJECT, CONDITION, WASTE LIVING ORGANISMS OR COMBINATION THEREOF WHICH IS OR MAY BE HAZARDOUS TO HUMAN HEALTH OR SAFETY OR TO THE ENVIRONMENT DUE TO ITS RADIOACTIVITY, IGNITABILITY, CORROSIVITY, REACTIVITY, EXPLOSIVITY, TOXICITY, CARCINOGENICITY, MUTAGENICITY, PHYTOTOXICITY, INFECTIOUSNESS OR OTHER HARMFUL OR POTENTIALLY HARMFUL PROPERTIES OR EFFECTS, INCLUDING, WITHOUT LIMITATION, PETROLEUM HYDROCARBONS AND PETROLEUM PRODUCTS, LEAD, ASBESTOS, RADON, POLYCHLORINATED BIPHENYLS (PCBS) AND ALL OF THOSE CHEMICALS, SUBSTANCES, MATERIALS, CONTROLLED SUBSTANCES, OBJECTS, CONDITIONS, WASTES, LIVING ORGANISMS OR COMBINATIONS THEREOF WHICH ARE NOW OR BECOME IN THE FUTURE LISTED, DEFINED OR REGULATED IN ANY MANNER BY ANY FEDERAL, STATE OR LOCAL LAW BASED UPON, DIRECTLY OR INDIRECTLY, SUCH PROPERTIES OR EFFECTS.

IN CONNECTION WITH THE SPECIFIC ASSETS, PURCHASER  HEREBY ACKNOWLEDGES THAT (I) THE PROVISIONS CONTAINED IN THIS SECTION OF THE AGREEMENT HAVE BEEN PARTICULARLY BROUGHT TO THE ATTENTION OF THE PURCHASER: (II) THE PROVISIONS IN THIS SECTION HAVE BEEN READ AND ARE UNDERSTOOD BY PURCHASER: (III) THE AGREEMENT OF PURCHASER WITH AND TO THE TERMS OF THIS SECTION IS AN INTEGRAL PART OF THIS AGREEMENT AND THE TRANSFER CONTEMPLATED HEREWITH, WITHOUT WHICH THIS AGREEMENT AND THE TRANSFER WOULD NOT HAVE BEEN ENTERED INTO BY SELLER; AND (IV) THE CONSIDERATION, INCLUDING WITHOUT LIMITATION THE PURCHASE PRICE, REFLECTS AND TAKES INTO CONSIDERATION THE PROVISIONS OF THIS SECTION.

Article III
PURCHASE PRICE

Section 3.1.Purchase Price.  On the terms and subject to the conditions set forth in this Agreement and in consideration for the Acquired Assets to be sold and transferred to Purchaser, Purchaser shall pay or cause to be paid $8,000,000 (the “Purchase Price”).  Purchaser shall pay the

Purchase Price to Seller at the Closing, Purchaser shall pay to Seller an amount equal to $8,000,000, LESS or PLUS the Prorated Tax Amount pursuant to Section 8.2(b), LESS the amount of Accrued PTO Obligations, PLUS the amount of Seller’s Premium Reimbursement (the “Closing Payment”), by wire transfer of immediately payable funds to the account previously designated by Seller;

Section 3.2.Withholding Tax.  Purchaser shall be entitled to deduct and withhold from the Closing Payment all Taxes that Purchaser may be required to deduct and withhold under any provision of applicable Law as set forth in Schedule 3.2.  All such withheld amounts shall be treated as if delivered to Seller hereunder.

Section 3.3.Allocation of Purchase Price.  Within ninety (90) days of Closing, Purchaser and Seller shall mutually agree to the allocation of the Purchase Price for income tax purposes among the Acquired Assets.  Purchaser and Seller agree (a) to treat and report for income tax purposes the transactions contemplated by this Agreement in a manner consistent with this allocation, and (b) not to take any action for income tax purposes inconsistent with such allocation.  Seller and Purchaser shall duly prepare, and timely file such reports and information returns as may be prescribed under Section 1060 of the Code, including Form 8594, and any similar returns or reports required under other applicable Law, to report the allocation of the Purchase Price in accordance with the abovementioned mutually agreed allocation.  Seller and Purchaser will notify the other in the event of an examination, audit or other Proceeding regarding the agreed upon allocation of the Purchase Price.

Article IV
CLOSING; DELIVERIES

Section 4.1.Time and Place.  The closing of the purchase and sale of the Acquired Assets contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement on the date hereof (the “Closing Date”) and the Closing shall be deemed effective as of 12:01 a.m. CST on the Closing Date.  The Parties acknowledge and agree that all actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 4.2.Deliveries by Seller.  At the Closing:

(a)Seller shall execute and deliver to Purchaser a Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”);

(b)Seller shall execute and deliver to Purchaser an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(c)Seller shall deliver a certificate of good standing of DII issued by the Louisiana Secretary of State as of a date not more than five (5) business days prior to the date hereof;

(d)Seller shall deliver evidence of the release of any Liens (including without limitation the Liens identified on Schedule 4.2(d)) to which the Acquired Assets are subject;

(e)Seller shall deliver all third-party consents listed on Schedule 4.2(e);

(f)Seller shall deliver a certificate of an officer of each Seller dated as of the Closing Date, certifying (i) the resolutions duly adopted by the board, managers or similar governing body, as applicable, authorizing and approving Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(g)Seller shall deliver to Purchaser title for vehicles, trailers and other rolling stock constituting the Acquired Assets;

(h)DII shall deliver to Purchaser a certificate prepared in accordance with Treasury Regulations Sections 1.1445-2 and dated as of the Closing Date attesting that DII is not a foreign person;

(i)Seller shall deliver to Purchaser a Deed, in the form attached hereto as Exhibit C, to transfer the Ingleside Yard Real Property to the Purchaser or evidence such transfer on the public records (the “Property Transfer Document”);

(j)Affidavits as may be required by the Title Company in connection with the conveyance of the Ingleside Yard Real Property;

(k)Seller shall execute and deliver to Purchaser a Sublease for the Central Yard Real Estate, a Sublease for the Rayne Real Estate, a Sublease for the Harvey Parking Lot Real Estate and a Sublease for the New Iberia Bank Building Real Estate, in the forms attached hereto as Exhibit D-1, Exhibit D-2, Exhibit D-3, and Exhibit D-4, respectively, to sublease those real properties to Purchaser (the “Subleases”);

(l)Seller shall execute and deliver to Purchaser an access and option agreement for the Harvey Real Property, in the form attached hereto as Exhibit E  (the “Access Agreement”); and

(m)Seller shall execute and deliver to Purchaser such other agreements and instruments as may reasonably be required to consummate the transactions contemplated by this Agreement.

Section 4.3.Deliveries by Purchaser.  At the Closing:

(a)Purchaser shall pay the Closing Payment in accordance with Section 3.1;

(b)Purchaser shall execute and deliver to Seller the Bill of Sale;

(c)Purchaser shall execute and deliver to Seller the Property Transfer Documents;

(d)Purchaser shall execute and deliver to Seller the Subleases;

(e)Purchaser shall execute and deliver to Seller the Access Agreement;

(f)Purchaser shall execute and deliver to the Seller the Assignment and Assumption Agreement;

(g)Purchaser shall deliver a certificate of an officer of Purchaser dated as of the Closing Date, certifying (i) the resolutions duly adopted by its member authorizing and approving Purchaser’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and

(h)Purchaser shall execute and deliver to Seller such other agreements and instruments as may reasonably be required to consummate the transactions contemplated by this Agreement.

Article V
REPRESENTATIONS OF SELLER

Seller hereby jointly and severally represents and warrants to Purchaser as follows:

Section 5.1.Organization and Standing.  DII is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and IMS is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and each has all limited liability company or corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  Seller is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned or leased and operated by it or the nature of the business conducted by it make such qualification necessary.

Section 5.2.Authority; Enforceability.  The execution, delivery and performance by Seller of this Agreement and all other agreements required to be executed by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, are within Seller’s limited liability company or corporate powers and have been duly authorized by all necessary limited liability company or corporate action on the part of Seller.  This Agreement has been, and all other agreements required to be executed by Seller hereunder will be, duly executed and delivered by, and constitute valid and binding obligations of, Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.3.Non-Contravention.  The execution, delivery and performance by Seller of this Agreement and the performance of its obligations hereunder will not, except as disclosed in Schedule 5.3, (a) conflict with or violate any provision of the Organizational Documents, (b) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Seller is a party or by which Seller is bound or to which any of the Acquired Assets are subject; (c) result in the imposition of any Lien on any of the Acquired Assets or other properties of Seller or (d)  violate any legal requirement applicable to Seller or any of the Acquired Assets.

Section 5.4.Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement requires no action by or in respect of, filing with, or consent of, any Governmental Authority.

Section 5.5.Financial Statements.  Set forth on Schedule 5.5 are copies of the unaudited balance sheets of the Business as of September 30, 2021, December 31, 2020 and December 31, 2019, and the related unaudited statements of operations of the Business for the nine-month period ended September 30, 2021 and for the twelve-month periods ended December 31, 2020 and December 31, 2019 (the “Financial Statements”).  The Financial Statements are true, complete and correct in all material respects, have been prepared from the books and records of Seller, have been prepared in accordance with GAAP applied on a consistent basis through the period involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Business and the results of its operations for the respective periods indicated.

Section 5.6.Absence of Certain Changes.  Since January 1, 2021 and except as disclosed on Schedule 5.6, each individual entity comprising the Seller has conducted the Business in the ordinary course of business in all material respective and there has not been, with respect to any Seller, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse change;

(b)amendment to the Organizational Documents of such Seller;

(c)mortgage or pledge of or creation of any Lien on any of the Acquired Assets;

(d)change in accounting methods, principles or practices by such Seller, except as required by GAAP or applicable Law;

(e)entry into, or termination, acceleration, amendment, modification of, any Scheduled Contract;

(f)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Financial Statements or cancellation of any debts or entitlements or material damage, destruction or loss (whether or not covered by insurance) to its property in excess of $10,000 individually or $50,000 in the aggregate;

(g)commencement or settlement of any legal actions, suits or other legal Proceedings for which such Seller, in connection with the Business, received, paid, or reasonable expects to receive or pay in settlement (excluding legal and other expenses) $10,000 individually or $50,000 in the aggregate; or

(h)agreement to take or agree to take any of the actions described in subsections (a) through (h) above.

Section 5.7.Permits.  The Scheduled Permits constitute all of the Permits necessary to carry on the Business as it is currently being conducted by Seller, and for Seller to own or hold under lease the tangible Acquired Assets and perform all of its obligations under the Scheduled Contracts from and after the Closing.  Set forth opposite each Scheduled Permit listed on Schedule 2.1(d) is the name of the Governmental Authority issuing such Scheduled Permit and the termination or expiration date thereof, if applicable.  Except as set forth on Schedule 5.7, each Scheduled Permit is valid and in full force and effect and, to the Knowledge of Seller, no condition exists that with notice or lapse of time would constitute a default under any of the Scheduled Permits.

Section 5.8.Compliance with Laws.  Seller as to the Business has complied in all material respects with, and is in compliance in all material respects with, all laws, statutes, governmental regulations, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, or similar commands applicable to the Business or any of the Acquired Assets (including, without limitation, any labor, wage and hour, occupational health, zoning, or other law, regulation, or ordinance).  Seller has not been charged with, or to the Knowledge of Seller, been under investigation with respect to, any violation of any provision of any law or regulation in respect of the Business or any of the Acquired Assets.

Section 5.9.Title to the Acquired Assets; Sufficiency of Acquired Assets.  Notwithstanding anything to the contrary in Section 2.8, which the Parties acknowledge and agree is superseded by this sentence but only as to title, Seller has good title to, or in the case of leased or licensed property, has valid leasehold interests in or valid licenses to use, the Acquired Assets.  At and as of the Closing, Seller will convey the Acquired Assets to Purchaser by bills of sale, act of sale or deed, and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser will have good and valid title to, or in the case of leased or licensed property, valid leasehold interests in or valid licenses to use, all of the Acquired Assets, free and clear of all Liens.  The Acquired Assets constitute all of the assets that are owned by the Seller or Seller’s Affiliates that are used in the Business as conducted on the Closing Date, except for the LQT Leased Assets which Purchaser acknowledges and agrees constitute Excluded Assets.  Except for such Acquired Assets that are located on customer’s property in the ordinary course of business, all Acquired Assets are located on the Real Property.

Section 5.10.Scheduled Contracts.

(a)True and complete copies (including all amendments) of each Written Contract have been provided or made available to Purchaser.  Except as disclosed in Schedule 5.10(a):  (i) each Written Contract is the legal, valid obligation of Seller, and to the Knowledge of Seller, any other party thereto, binding and enforceable against Seller and, to the Knowledge of Seller, any other party thereto, in accordance with its terms; (ii) neither Seller nor, to the Knowledge of Seller, any other Person is in material breach or default under a Written Contract, and to the Knowledge of Seller no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to Seller or acceleration thereunder; (iii) no party has asserted or has any right to offset, discount or otherwise abate any amount owing under the Written Contract except as expressly set forth in such Written Contract; and (iv) no party has notified Seller of its intent to terminate, cancel, not renew, amend, modify or renew on different terms any Written Contract.  The Business and the Acquired Assets are managed and operated by the management and employees and contractors of Seller and are not subject to any written contract, agreement or arrangement that restricts the management or operations of the Business geographically or territorially (e.g., covenants against competition or solicitation).

(b)The terms and conditions of each Oral Contract are set forth in their entirety in Schedule 5.10(b).  Except as disclosed in Schedule 5.10(b):  (i) each Oral Contract is the legal, valid obligation of Seller, and to the Knowledge of Seller, any other party thereto, binding and enforceable against Seller and, to the Knowledge of Seller, any other party thereto, in accordance with its terms; (ii) neither Seller nor, to the Knowledge of Seller, any other Person is in material breach or default under an Oral Contract, and to the Knowledge of Seller no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to Seller or acceleration thereunder; (iii) no party has asserted or has any right to offset, discount or otherwise abate any amount owing under an Oral Contract; and (iv) no party has notified Seller of its intent to terminate, cancel, not renew, amend, modify or renew on different terms any Oral Contract.  The Business and the Acquired Assets are managed and operated by the management and employees and contractors of Seller and are not subject to any oral contract, agreement, or arrangement that restricts the management or operations of the Business geographically or territorially (e.g., covenants against competition or solicitation).

(c)The Written Contracts and Oral Contracts set forth on Schedules 2.1(b) and 2.1 (c) set forth the only contracts, agreements and commitments that Seller is party to or bound by with respect to the Business, except for any contracts or agreements described in Schedule 2.2 which are Excluded Assets.  Other than the Scheduled Contracts, Purchaser is not assuming any other contract or agreement, written or oral, of Seller.

Section 5.11.Intellectual Property.  Seller does not own or use in the conduct of the Business any patents, trademarks, technology, know-how, data, tradenames, service marks, licenses and other intellectual property, other than the Intellectual Property disclosed in Schedule 2.1(g) and intellectual property that is generally commercially available.  Except as set forth on Schedule 5.11, Seller has not interfered with, infringed upon, misappropriated, or violated any intellectual property right of any third-party and Seller has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees.  Seller has not received within the past three (3) years any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation, nor has any third-party interfered with, infringed upon, misappropriated, or violated any Intellectual Property right of Seller.

Section 5.12.Litigation.  Except as disclosed in Schedule 5.12, there are no Proceedings, nor any order, decree or judgment pending, in effect or threatened against or relating to the Acquired Assets or the Business.

Section 5.13.Taxes.

(a)All Tax Returns required to be filed by Seller in respect of the Business or the Acquired Assets have been duly filed on a timely basis or within valid and appropriate extensions of time, and all such Tax Returns were when filed, and continue to be, correct and complete in all material respects.  All Taxes (whether or not shown on any Tax Return) owed by Seller relating to the Business or the Acquired Assets have been timely paid.  There are no Liens with respect to Taxes imposed on the Business or any of the Acquired Assets.

(b)Seller has complied with all Laws applicable to the Business and the Acquired Assets relating to the payment and withholding of Taxes in all material respects, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all such Laws.  Seller has not given or requested extensions, or waived or requested to waive any statute of limitations in respect of Taxes associated with the Business or the Acquired Assets which waiver is currently in effect.

(c)There is no Proceeding pending or, to the Knowledge of the Seller, threatened against Seller in respect of the Business or the Acquired Assets by any Taxing Authority, including for the assessment or collection of Taxes.  No deficiencies for any Taxes have been proposed, asserted, threatened or assessed against Seller in respect of the Business or the Acquired Assets, in writing, by any Taxing Authority that have not been paid, resolved or settled, and Seller has not agreed to any requests for waivers of the time to assess or collect any such Taxes.  No issue has been raised, in writing, by a Taxing Authority in any prior examination of Seller relating to the Business or the Acquired Assets which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(d)Schedule 5.13(d) lists (i) all jurisdictions in which Seller pays Taxes and/or has a duty to file Tax Returns, in each case in respect of the Business or the Acquired Assets; and (ii) all types of Tax Returns filed by or on behalf of Seller that relate in whole or in part to the Business or the Acquired Assets. No Taxing Authority with which Seller does not file a particular Tax Return or to which Seller does not pay Taxes, in each case in respect of the Business or the Acquired Assets, has claimed in writing that Seller is or may be subject to taxation by that Taxing Authority.

(e)Except as set forth on Schedule 5.13(e), Seller has collected all sales, use, value-added, and similar Taxes in respect of the Business or the Acquired Assets required to be collected, and has remitted, or will remit, on a timely basis such amounts to the appropriate Taxing Authority.  Except as set forth on Schedule 5.13(e), Seller has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes in respect of the Business or the Acquired Assets on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes.

(f)Except as set forth on Schedule 5.13(f), no property owned by Seller with respect to the Business or the Acquired Assets is or has been an interest (other than indebtedness within the meaning of Section 163 of the Code and the direct and indirect interests of Seller’s Affiliates in Seller) in an entity treated for U.S. federal income tax purposes as a corporation, partnership, trust, REMIC or a disregarded entity.

(g)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)Seller is not a party to any Tax sharing agreement, Tax indemnity agreement or similar contract pertaining to the Business or the Acquired Assets that may require a payment to any Person after the Closing.

(i)Seller has properly elected to be treated as a corporation or disregarded entity, as applicable within the meaning of the Code for U.S. federal income and relevant state and local Tax purposes and is, and has been at all times since such election, a corporation or disregarded entity, as applicable.  Copies of all of such elections, if applicable, and all correspondence with the IRS and state Governmental Authorities with respect to such elections have been provided to Purchaser.

Section 5.14.Employees; Relations.

(a)Schedule 5.14(a) sets forth a true and complete list of all current employees, independent contractors or consultants as to the Business (“Business Employees”), including the names, titles, classification as exempt or non-exempt under wage and hour law, annual salaries or wage rates and other compensation, guaranties of minimum hours, date of hire or engagement, leave status (including type of leave and expected return date, if known) and eligible vacation time or sick leave or other paid time off as of the Closing Date, as applicable. No Business Employee has notified Seller that he or she intends to resign or retire because of the transactions contemplated by this Agreement. As of the date hereof, all compensation, including wages, fees, commissions and bonuses, payable to all Business Employees for services performed on or prior to the date hereof has been paid in full or will be paid in full within fifteen (15) days after Closing.

(b)Except as set forth on Schedule 5.14(b), as to the Business, during the past three (3) years, Seller has not been a party to, or undertaken any negotiations or discussions relating to, any collective bargaining agreement or similar contract with any other entity.  Except as set forth on Schedule 5.14(b), (i) there are no threats of work stoppage by any Business Employee, (ii) there are no pending grievances or claims by any Business Employee and (iii) there are no labor disputes or Proceedings pending or, to the Knowledge of Seller, threatened between Seller and any Business Employee.  There is not, and has not been for the past three (3) years, any labor organization or group of employees representing or purporting to represent or seeking to represent any employee of Seller, or seeking to organize employees of Seller for the purpose of collective bargaining.

(c)Except as set forth on Schedule 5.14(c), as to the Business, there are no grievances, unfair labor practice charges, or petitions for election pending, or, to Seller’s

Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission with respect to any employees of Seller.

(d)Seller as to the Business is, and at all times during the past three (3) years has been, in material compliance with applicable Laws respecting labor and employment, including but not limited to all applicable Laws relating to hiring, labor and employment matters, terms and conditions of employment, tax withholding, discrimination, equal opportunity employment, harassment, whistleblower, retaliation, reasonable accommodation, disability rights or benefits, immigration, background checks, the WARN Act and any similar state or local “mass layoff” or “plant closing” law, wage and hour, wage payment overtime compensation, equal pay, child labor, hiring, promotion, termination, meal and break periods, workers’ compensation, family and medical leave and other leaves of absence, or employees’ health, safety and welfare.  Except as set forth on Schedule 5.14(d), all individuals classified by the Company as independent contractors or consultants are properly classified under all applicable Laws.  Except as set forth on Schedule 5.14(d), all Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws (the “FLSA”) are properly classified under all applicable Laws.  Except as set forth on Schedule 5.14(d), no claims are pending or, to Seller’s Knowledge, threatened against Seller before the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state, or local administrative body or in any court asserting any violation of any employment laws. Except as set forth on Schedule 5.14(d), no claims are pending or, to Seller’s Knowledge, threatened against Seller before the Occupational Safety and Health Administration (“OSHA”) or any other federal, state, or local administrative body or in any court asserting any violation of any health, safety or welfare laws. Except as set forth on Schedule 5.14(d), no claims are pending or, to Seller’s Knowledge, threatened against Seller by any person for claims of sexual harassment, whistle blower or discrimination in the workplace.

Section 5.15.Employee Benefits.

(a)Except as set forth on Schedule 5.15(a), Seller as to the Business does not maintain, administer, contribute to or have any liability with respect to, whether written or oral, any (i) employee pension benefit plan (as defined in Section 3(2) of ERISA), (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA), (iii) multiemployer plan (as defined in Section 3(37) of ERISA), or (iv) bonus, deferred compensation, stock purchase, stock option, stock appreciation rights, phantom stock rights, severance, salary continuation, vacation, company holidays, sick leave, fringe benefit, incentive, insurance, short- and long- term disability, welfare or similar plan or arrangement (each, a “Benefit Plan” and collectively, “Benefit Plans”). Seller is not a member of a controlled group as defined under Code Sections 414(b), 414(c) or 1563(a). Seller does not, nor has it ever, maintained, administered, contributed to or had any liability with respect to any Multiemployer Plan.

(b)Seller as to the Business (i) has timely made all contributions and premiums due with respect to each Benefit Plan, (ii) has satisfied all applicable Affordable Care Act obligations under Section 4980H of the Code and has no liability for any penalties thereunder, and (iii) has satisfied all applicable Affordable Care Act reporting requirements under Sections 6055 and 6056 of the Code and has no liability for any penalties thereunder.

(c)As to the Business other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(d)All Seller Benefit Plans as to the Business are in compliance with their terms and applicable requirements of ERISA, the Code and all laws, to the extent applicable.

(e)Except as set forth on Schedule 5.15(e), there are no pending or threatened Proceedings with respect to any Seller Benefit Plans as to the Business (other than routine claims for benefits by participants and beneficiaries) that would result in a liability to Seller or the Business.

Section 5.16.Environmental Matters.

(a)There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, the Business or any of the Acquired Assets under or pursuant to any Environmental Law applicable to the Business or the Acquired Assets.

(b)Seller, other than as disclosed in Schedule 5.16(g), (i) is, and at all times has been, in compliance with all Environmental Laws applicable to the Business or the Acquired Assets; (ii) holds all Environmental Permits as are required for the conduct of the Business and has made timely application for renewals of the same; and (iii) is in compliance with the terms and conditions of all such Environmental Permits.  Schedule 5.16(b) contains an accurate and complete list of all Environmental Permits held by Seller or to which Seller is a party or by which it is bound, in each case in connection with the Business or the Acquired Assets, or to which any of the Acquired Assets are subject, including in the list (A) the name(s) of the permittee(s); (B) the effective and renewal date(s); (C) the subject matter; (D) the permit number or other identification code; (E) the issuing agency; and (F) any other relevant identifying information.

(c)To the Knowledge of Seller, other than as disclosed in Schedule 5.16(g), no event has occurred, and no circumstance exists, at any location or in connection with the Business or the Acquired Assets, in each case that (with or without notice or lapse of time) could reasonably be expected to:  (i) materially prevent, hinder or limit continued compliance with Environmental Laws; (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws; (iii) require a material expenditure to comply with Environmental Laws or meet applicable standards thereunder; (iv) require a material change to the operation of the Business in order to comply with Environmental Laws; or (v) result in the imposition of any material Liability, costs or obligation pursuant to any Environmental Law.

(d)To the Knowledge of Seller, other than as disclosed in Schedule 5.16(g), none of the Real Property is affected by any condition, and there has been no activity or failure to take any action by Seller, in each case that could reasonably be expected to result in any material Liability of the Business under any Environmental Law.  All responses provided by Business Employees or Seller representatives to Purchaser’s environmental consultant CK Associates were true and correct in all respects.

(e)In connection with the Business, Seller has not given any release or waiver of Liability that would waive or impair any claim, demand, or action related to any Environmental Release in, on, under, to or from any real property against a previous owner or operator of any real property or against any other Person who may be potentially responsible for such Environmental Release.

(f)Seller has delivered or made available to Purchaser copies of all environmental reports (including any Phase I and Phase II environmental reports, soil and groundwater investigation reports, asbestos reports, and remediation reports), studies, results of tests, sampling data, site assessments, risk assessments (including insurance risk assessments conducted by insurance carriers in connection with the issuance of pollution insurance), inspections, audits and investigations, notices of actual or potential violation or liability, and other similar documents with respect to the Business or the Acquired Assets which are in the possession, custody or control of Seller and related to Environmental Releases or compliance with Environmental Laws.

(g)Except as set forth on Schedule 5.16(g), there has been no release of Hazardous Substances in contravention of Environmental Laws with at the Real Property, and Seller has not received any notice that any of the Real Property (including soils, groundwater, surface water, buildings and other structure(s) located thereon) has been contaminated with any Hazardous Substances which could reasonably be expected to result in an Environmental Claim against, or a violation of an Environmental Law or term of any Environmental Permit by, Seller.

Section 5.17.Customers and Suppliers.

(a)Schedule 5.17(a) sets forth a list of the top fifteen (15) customers of the Business and the total amount of revenues received by Seller from such customers for each of fiscal years 2019 and 2020 and for the nine-month period ended September 30, 2021.  Except as set forth on Schedule 5.17(a), since December 31, 2020, no such customer has cancelled or otherwise terminated, reduced, or, to Seller’s Knowledge, threatened to cancel or terminate or reduce, its relationship with Seller, nor is there any dispute therewith.  To the Seller’s Knowledge, there is no reasonable basis to conclude that the transactions contemplated in connection herewith would reasonably be expected to have a material, adverse impact on the relationship between the Seller, on the one hand, and any customer listed in Schedule 5.17(a), on the other hand.

(b)Schedule 5.17(b) sets forth a list of the top fifteen (15) suppliers and vendors of the Business and the total amount of expenses paid by Seller to such suppliers and vendors for each of fiscal years 2019 and 2020 and for the nine-month period ended September 30, 2021.

Section 5.18.Certain Transactions.  Except for equipment rentals by Seller from LQT, no Affiliate of Seller (i) owns any interest in any property or asset that is material to the operation and conduct of the Business that is not under contract to be provided to the Business (which contracts, if any, are described and identified as such on Schedule 5.18) or (ii) has any outstanding material claim against Seller that would be included in, and assumed by Purchaser as part of, the Assumed Liabilities.

Section 5.19.Brokers.  Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates could become liable or obligated.

Section 5.20.Real Property.

(a)Subject to Section 2.8 and except as set forth in Section 5.18, Schedule 5.20(a) sets forth a true, correct and complete list of all parcels of real property in which Seller has a fee simple interest (including the date such Owned Real Property was acquired) and which are used in the Business (together with the buildings, fixtures, structures, facilities, and other improvements situated thereon, and together with all fixtures, systems, equipment and items of personal property owned by the Seller that are related exclusively to the Business attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, the “Owned Real Property”).  Seller has title to each Owned Real Property free and clear of all Liens other than Permitted Liens and Liens identified on Schedule 4.2(d) which shall be released at Closing.  Seller has made available to Purchaser true, correct and complete copies of the deeds and other instruments (as recorded, including any corrective instruments) by which Seller acquired each such Owned Real Property, and copies of all title reports, appraisals, opinions, abstracts, title insurance policies, surveys, certificates of occupancy, environmental reports and audits, permits, Liens, and other documents relating to or otherwise affecting the Real Property (as defined below)  and other reasonably requested documentation in the possession or control of Seller with respect to each such Owned Real Property.  There are no leases, subleases, licenses or similar agreements that grant to any other Person any right to lease, use or occupy any Owned Real Property or any portion thereof.

(b)Schedule 5.20(b) contains a complete and accurate list of (i) all real property leased, subleased, licensed or otherwise used, operated or occupied by Seller (whether as tenant, subtenant or pursuant to other occupancy arrangements) and used in the Business (collectively, including the buildings, improvements, facilities, and fixtures located thereon, together with all fixtures, systems, equipment and items of personal property of the Seller related exclusively to the Business attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”), including the street address of each Leased Real Property; and (ii) each Contract pursuant to which Seller holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Real Property Lease”), including all currently effective amendments and modifications thereto.  Seller holds a valid leasehold or subleasehold interest in (or a valid right to use and occupy), and enjoys peaceful and undisturbed possession of, each Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.  All rent (including base rent and additional rent) payable under each Real Property Lease has been paid when due.  No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full.

(c)With respect to all Real Property  (i) the current use of such Real Property and the operation of the Business thereon does not violate any instrument of record or contract affecting such Real Property, as applicable, or any applicable Law; (ii) except (A) for and as provided in the Real Property Leases and (B) for Permitted Liens  (x) there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person (other than Seller)

the right to use or occupy such Real Property or any part thereof, and (y) other than Seller, there are no Persons in possession of such Real Property.

(d)No Governmental Authority having jurisdiction over any Real Property has issued or, to Seller’s Knowledge, threatened to issue any notice or order that materially and adversely affects the use, operation or value of any Real Property, or requires, as of the Closing Date or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(e)There is not any actual or pending, nor has any written notice been received of (i) to Seller’s Knowledge, threatened imposition of any assessments for public improvements with respect to any Real Property and no such improvements have been constructed or planned that would be paid for by means of assessments upon any Real Property; (ii) any actual or, to Seller’s Knowledge, threatened or contemplated condemnation or eminent domain proceeding that affects any Real Property or any part thereof; (iii) zoning, building code, ordinance, permitting or other moratorium proceedings, violations or similar matters; (iv) existing or pending improvement liens of any kind impacting the Real Property; (v) any material breach or material default which has not been cured under any covenant, condition or restriction of record which contains ongoing monetary obligations affecting any of the Real Property, in each case which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. All Real Property is occupied under and a valid and current certificate of occupancy or similar permit.  Each Real Property is located adjacent to public roads or streets with adequate vehicular and pedestrian ingress and egress available between such roads and streets To the Seller’s Knowledge, the current zoning classification of the Real Property and ordinances as to certain uses will remain unchanged after the Closing so as to permit each and every use being made of the Real Property as such use exists as of the Closing Date. To the Seller’s Knowledge, no fact, circumstance, or event exists or is expected to arise that may adversely affect the Purchaser’s use and enjoyment of the Real Property after the Closing, to the extent such use and enjoyment is substantially consistent with the manner in which Seller used and enjoyed the Real Property prior to the Closing. To the Knowledge of Seller, no employee, officer, manager, or member of Seller has ever received any notice or other communication (in writing or otherwise) from any Governmental Authority or any other Person regarding any change or challenge to the zoning or assessed value (for ad valorem tax purposes) of the Real Property.  There is no Proceeding pending or, to the Knowledge of the Seller, threatened against or by Seller with respect to the zoning or assessed value (for ad valorem tax purposes) of the Real Property.

(f)Seller has not received any notice or other communication (in writing or otherwise) from any insurance company or bonding company of any defects or inadequacies in any Real Property, or any part thereof, which would adversely affect the insurability thereof or cause the imposition of extraordinary premiums or charges thereon or of any termination or, to the Knowledge of the Seller, threatened termination of any policy of insurance or bond.  With respect to each Real Property, all utility systems serving such Real Property are fully operational, inspected, in working order, and properly permitted and are sufficient to enable such Real Property to continue to be used, occupied and operated in the manner currently being used, occupied and operated, and are supplied directly to such Real Property by facilities of public utilities and are benefited by customary utility easements providing for the continued use and maintenance of such systems.

(g)Seller does not own or hold, or is obligated under or party to, any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof or interest therein, and there does not exist any unfulfilled obligation on the part of Seller to dedicate or grant an easement or easements over any portion of any Real Property to any Person.

(h)Except as set forth on Schedule 5.20(h), none of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(i)Schedule 5.20(i) sets forth the dates that Seller has acquired or leased the Real Property, and Seller’s enjoyment thereof has been peaceable and undisturbed and the title to the Real Property has never been disrupted to Seller's Knowledge.

(j)Except as set forth on Schedule 5.201(j), for a period of at least seventy (70) days prior to the Closing Date, there has been no construction, action, alteration or repairs of any structures or improvements on the Real Property, nor has any material been delivered to the Real Property.

(k)For purposes of this Section 5.20 and with respect to Louisiana property only, the following terms have the following meanings (i) “real property” shall mean “immovable property” (as that term is used in the Louisiana Civil Code), (ii) “personal property” shall mean “movable property” (as that term is used in the Louisiana Civil Code), (iii) “easement” shall include “servitude” (as that term is used in the Louisiana Civil Code), (iv) “building” shall include “other constructions” (as that term is used in the Louisiana Civil Code), “eminent domain” shall include “expropriation” (as that term is used in the Law of the State of Louisiana), (v) “tangible” shall mean “corporeal” (as that term is used in the Law of the State of Louisiana) and (vi) “intangible” shall mean “incorporeal” (as that term is used in the Law of the State of Louisiana).

Section 5.21.Customer Warranties.  There are no pending, nor to Seller’s Knowledge, threatened, claims under or pursuant to any warranty, whether expressed or implied, with respect to the services provided prior to the Closing Date by Seller or any other disputes or controversies regarding the quality, merchantability or safety of or defect in any service provided, delivered or licensed by Seller.  All of the services rendered by Seller (whether directly or indirectly through independent contractors) have been performed in conformity with all express warranties and, in all material respects, with all Scheduled Contracts, and Seller has no pending claims for failure to perform or for other damages relating to or arising from any such sources, and Seller has no Liability for failure to perform or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business, consistent with past practice, which are immaterial individually and in the aggregate.  There is no reason to expect an increase in the amount of warranty claims in proportion to revenues in connection with current projects subject to a Scheduled Contract.

Section 5.22.Seller Financial Wherewithal.  Schedule 5.22 sets forth the available cash and funded bank debt of Seller as of October 31, 2021.

Article VI
REPRESENTATIONS OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 6.1.Organization and Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has all limited liability company powers and governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 6.2.Authority; Enforceability.  The execution, delivery and performance by Purchaser of this Agreement and all other agreements required to be executed by Purchaser hereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, are within Purchaser’s limited liability company powers and have been duly authorized by all necessary corporate action on the part of Purchaser, including any board of directors resolutions.  This Agreement has been, and all other agreements required to be executed by Purchaser hereunder when executed at the Closing will be, duly executed and delivered by, and constitute valid and binding obligations of, Purchaser, enforceable against Purchaser in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 6.3.Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and the performance of its obligations hereunder will not (a) conflict with or violate any provision of the incorporation documents of Purchaser, (b) require on the part of Purchaser any filing with, or any approval of, any Governmental Authority, (c) conflict with or result in a breach of any contract or other agreement or arrangement to which Purchaser is a party or by which Purchaser is bound or to which Purchaser’s assets are subject or (d) violate any legal requirement applicable to Purchaser or any of its assets.

Section 6.4.Brokers.  Neither Purchaser nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or any of their Affiliates could become liable or obligated.

Article VII
COVENANTS

Section 7.1.Confidentiality.  The Seller agrees that following the date hereof, all Confidential Information shall be maintained in confidence and shall not be divulged by the Seller, and the Seller shall cause each of their Affiliates not to divulge, to any Person (other than Purchaser and its Affiliates) (a) unless and until such Confidential Information is or becomes generally available to the public other than as a result of a disclosure by a Seller or any of its respective Affiliates in violation of this Section 7.1, or (b) as may be required by applicable Law; provided, that before the Seller or any of their respective Affiliates discloses any of the foregoing as may be required by applicable Law, such Person shall give Purchaser reasonable advance notice and take such reasonable actions as Purchaser may propose, at Purchaser’s expense, to minimize the required disclosure.

Section 7.2.Non-Competition, Non-Solicitation, and Non-Disparagement.

(a)For a period of two (2) years following the Closing Date (the “Restricted Period”), the Seller shall not, directly or indirectly, for itself or others, to the extent permitted by applicable Law, own, manage, operate, control, be employed by, invest in, loan money or aid in the financing of, engage or participate in, allow its or their skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise (other than Purchaser or its Affiliates) which wholly or in any significant part, engages in the Business, within geographic locations listed on Schedule 7.2(a) (the “Restricted Area”); provided, however, a Seller may own, directly or indirectly, solely as an investment, securities of any Person that engages in the Business which are traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person.

(b)During the Restricted Period, as to the Business the Seller shall not, and the Seller shall cause their Affiliates not to:

(i)call upon any customer of the Business or any potential customer of the Business within the Restricted Area as of the date hereof, for the purpose of soliciting, diverting or enticing away the business of such person or entity from Purchaser or any of its Affiliates, or otherwise disrupting any previously established relationship existing between such Person and the Business;

(ii)solicit, induce, influence or attempt to influence any supplier, lessor, licensor or any other Person who has a business relationship with Seller as of the date hereof, or who on the date hereof is engaged in discussions or negotiations to enter into a business relationship with Seller, to discontinue or reduce the extent of such relationship with Purchaser or its Affiliates; and

(iii)make contact with any Transferred Employees, for so long as such person is employed by Purchaser or its Affiliates, for the purpose of soliciting such person for hire or otherwise disrupting such person’s relationship with Purchaser or its Affiliates.  The provisions of this Section 8.3(b)(iii) shall not apply to any Transferred Employee who responds to any public advertisement or any other general solicitation placed on behalf of a Seller not targeted at Transferred Employees.

(c)During the Restricted Period, none of Purchaser and Seller will, and each of Purchaser and Seller will cause their Affiliates not to, directly or indirectly, disparage or make any derogatory or negative comments to any third party about any of the parties, or any of their respective Affiliates’ directors, officers, managers, equity holders, employees, consultants, products, services or business practices; provided that nothing contained in this Section 8.3(c) is intended to impair any party's right to enforce this Agreement or to make truthful, complete statements in response to due legal process or pursuant to applicable legal requirements.

Section 7.3.Acknowledgments and Agreements.

(a)The Seller hereby represents that each has read and understands and agrees to be bound by the terms of this Article VII.  The Seller acknowledges that the geographic scope and duration of the covenants contained in Section 7.2 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and geographic scope of the operations of the Business conducted by Seller prior to the Closing Date, (ii) the Seller level of control over and contact with the Business in all jurisdictions in which they are conducted, (iii) the fact that the Business is conducted throughout the geographic area where competition is restricted by Section 7.2(a) and (iv) the Purchase Price received by Seller.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect, and therefore, should the provisions of Section 7.2 be deemed unenforceable by a court of competent jurisdiction or any Seller breach any provision of Section 7.2 prior to the expiration of the time period described in Section 7.2(b).

(b)The Seller hereby acknowledges and agrees that Purchaser would not have entered into this Agreement if they had not agreed to the terms and provisions of this Article VII.  If any court determines that any of such covenants in this Article VII, or any part thereof, are unenforceable, then: (i) the remainder of such covenants shall not be affected by such determination; and (ii) those of such covenants that are determined to be unenforceable because of the duration or scope thereof shall be reformed by the court to reduce their duration or scope so as to render the same enforceable against such party.

(c)The Seller hereby acknowledges that a breach of any of the obligations contained in this Article VII would cause immediate and irreparable harm to Purchaser for which an adequate monetary remedy does not exist; hence, the Seller agrees that, in the event of a breach or threatened breach of any of the obligations contained in this Article VII, Purchaser shall be entitled to injunctive relief restraining such Seller from violation of any such provision without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable Law.  Nothing herein shall be construed as prohibiting Purchaser from pursuing any other remedy at law or in equity to which it may be entitled under applicable Law in the event of a breach or threatened breach of this Agreement, including without limitation recovery of costs and expenses such as reasonable attorneys’ fees incurred by reason of any such breach and actual damages sustained by such party as a result of any such breach.

Article VIII
ADDITIONAL AGREEMENTS

Section 8.1.Employee Matters.

(a)Except for those Business Employees set forth on Schedule 8.1(a), Purchaser shall offer employment effective on the Closing Date to all Business Employees (the Business Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”). Notwithstanding anything to the contrary, there are no indemnity, hold harmless and/or defense obligations for any Party relating to the termination or failure to hire the Business Employees set forth in Schedule 8.1(a) in connection with the Closing of this Agreement.. At the Closing, if not previously provided to Purchaser, Seller will deliver to Purchaser copies of Form I-9’s and E-Verifications for all Transferred Employees. Seller shall, if requested by Purchaser, waive in writing any non-compete, or non-solicitation provisions operating in Seller’s favor which may be binding upon any Transferred Employee.

(b)Except as set forth in Section 8.1(c), Seller shall be responsible for paying any amounts owed to the Transferred Employees upon their termination of employment with Seller in accordance with applicable Laws, as well as Seller’s employment policies, including without limitation such Transferred Employees’ respective hourly and salaried wages and any other compensation due, including without limitation accrued and unpaid overtime, expense reimbursements and the like, for periods prior to the Closing Date.  Except for the Accrued PTO Obligations, in no event shall Purchaser have any responsibility or liability for payment of any amounts owed a Transferred Employee during or as a result of his employment with Seller.

(c)From and after the Closing Date, Purchaser shall give each Transferred Employee credit for purposes of eligibility and vesting under any employee benefit plan or arrangement provided, maintained or contributed to by Purchaser (as applicable), and only with respect to the paid time off (“PTO”) plans of Purchaser, (i) credit for tenure under Seller’s PTO plans such that the PTO to which an employee is entitled from and after the Closing Date is identical to the employee’s PTO entitlement prior to the Closing Date; provided that, nothing herein shall prohibit the Purchaser from changing a PTO plan on or after Closing Date for all Transferred Employees as a group; and (ii) credit for PTO earned and outstanding (“Earned PTO”) by each individual employee through the Closing Date and (iii) credit for PTO which would have been earned (“Unearned PTO”) under Seller’s PTO plan provided the employee had remained through the next anniversary of his/her hire date (Unearned PTO together with Earned PTO, the “Accrued PTO Obligations”).  Seller shall pay to Purchaser at Closing the mutually agreed amount of $408,330 in full satisfaction of the Accrued PTO Obligations, which amount has been calculated pursuant to Schedule 8.1(c).

(d)Purchaser shall allow each Transferred Employee (and his/her covered dependents) to participate in medical and other employee benefit plans maintained by Purchaser (“Purchaser’s Plans”) effective as of January 1, 2022, on the terms and subject to the conditions of the Purchaser’s Plans.  During the period beginning on the Closing Date and ending immediately prior to the date on which the Transferred Employees (and their eligible dependents) become eligible to participate in Purchaser’s Plans in accordance with the preceding sentence, they shall remain eligible to participate in Seller's Benefit Plans providing medical, dental, disability, and life insurance coverage, as applicable, (the “Continued Plans”) to the same extent as immediately prior to the Closing Date at Purchaser’s cost and Seller shall ensure that the Continued Plans shall still provide coverage despite the change of employer of the Transferred Employees to Purchaser until, and including, December 31, 2021.  At or prior to Closing, Seller shall provide Purchaser with information on (i) the amount to be withheld from the Transferred Employees’ pay for their share of premiums, and such amounts shall be withheld and transmitted to Seller in addition to (ii) the amounts incurred by Seller for maintaining the Transferred Employees on the Continued Plans ((i) and (ii), “Seller’s Premium Reimbursement”).  Purchaser shall pay to Seller at Closing the mutually agreed amount of $191,731 in full satisfaction of Seller’s Premium Reimbursement, which amount has been calculated pursuant to Schedule 8.1(d).  To the extent permitted by the Purchaser’s Benefit Plans, the Transferred Employees shall be credited for their length of service with Seller with respect to eligibility, waiting periods, and vesting.

(e)Seller has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

(f)Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) create any obligation on the part of Purchaser to continue the employment of any Transferred Employee for any definite period following the Closing Date, (ii) create any third-party beneficiary rights respecting any Transferred Employee or (iii) preclude Purchaser from altering, amending, or terminating any of its employee benefit plans, or the participation of any of the Transferred Employees, or its future or other employees in such plans, at any time.

Section 8.2.Tax Returns; Transfer Taxes; Recording Fees.

(a)Tax Returns; Payment of Taxes.  Except as provided otherwise in the Agreement:

(i)For any Tax period of the portion of any Tax period ending before the Closing Date, Seller shall be responsible for preparing and timely filing all Tax Returns required by applicable Law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Acquired Assets (“Pre-Closing Date Period”);

(ii)For any Tax period or portion of any Tax period beginning on or after the Closing Date, Purchaser shall be responsible for preparing and timely filing all Tax Returns required by applicable Law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Acquired Assets; and

(iii)Control of any Proceedings concerning any Taxes with respect to the Acquired Assets, and entitlement to any refunds or awards concerning any such taxes with respect to such Acquired Assets, shall rest with the party responsible for payment therefor under this Section 8.2(a).

(b)Other Tax Returns; Proration of Taxes.  With respect to any Taxes, including ad valorem real and personal property Taxes, assessed on any of the Acquired Assets (including, for the avoidance of doubt, Acquired Real Property) for a Tax period that begins before and ends on or after the Closing Date (a “Straddle Period”) the liability for such Taxes shall be prorated on a daily basis between Purchaser and Seller, with Seller being liable for the portion of such Taxes equal to the product of (i) the amount of such Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period prior to the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Purchaser being liable for the remainder of such Taxes (the “Prorated Tax Amount”).  The net amount of the Prorated Tax Amount will be settled and paid at Closing, i.e., the Closing Payment will be decreased by Seller’s portion of the Prorated Tax Amount for such Taxes that are not paid prior to the Closing and the Closing Payment will be increased by Purchaser’s portion of the Prorated Tax Amount for such Taxes that are paid prior to the Closing.  In the event that the Prorated Tax Amount is not known by Seller and Purchaser at Closing, the proration shall be made based upon the amount of the most recent cost of such Tax to Seller.  To the extent such Prorated Tax Amount is an estimate at Closing in accordance with the preceding sentence, after the Closing, the party (the “Tax Paying Party”) responsible for receiving an ad valorem real or personal property Tax bill or notice applicable to the Acquired Assets for a Straddle Period shall promptly notify the other party that may be responsible for a portion of such Taxes pursuant to this Section 9.2(b) (the “Tax Reimbursing Party”) in writing, and the Tax Paying Party shall pay such Tax or Tax bill prior to the last day such Taxes may be paid without penalty or interest.  Upon receipt of the written notice from the Tax Paying Party, which shall include appropriate supporting documentation, the Tax Reimbursing Party shall promptly pay the Tax Paying Party an amount equal to the portion of the Taxes for which the Tax Reimbursing Party is liable under this Agreement. Within ten (10) business day of receipt of notice by the Tax Reimbursing Party, the Tax Reimbursing Party shall make any payments to the Tax Paying Party that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the applicable third-party invoice. The parties shall reasonably cooperate with each other after Closing with respect to any Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to a Straddle Period.  If any party receives a refund of any Taxes with respect to the Acquired Assets that attributable to a Straddle Period, the party receiving such refund, whether received in cash, or as a credit against another state and/or local Tax, shall, within thirty (30) days after the receipt of such refund, pay to the other party who was responsible for a portion of such Taxes an amount equal to the product of (A) the amount of the refund, multiplied by (B) a fraction, the numerator of which is the number of days in the Straddle Period that such other party was responsible for such Taxes and the denominator of which is the total number of days in the Straddle Period.

(c)Cooperation and Exchange of Information.  Purchaser and Seller shall (and shall cause their respective Affiliates to) cooperate fully with each other and shall consult with and assist each other with respect to tax data, filing, and other information as may be reasonably required (i) for the preparation by such other Party of any Tax Returns or (ii) in connection with any Tax audit or Proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or Proceeding relates to or arises from the transactions contemplated by this Agreement.

(d)Transfer Taxes and Recording Fees.  Any sales or transfer Tax liability related to or arising out of the purchase and sale of the Acquired Assets will be paid equally by Purchaser and Seller.  Purchaser shall pay any and all recording, filing or other fees and expenses relating to the conveyance or transfer of the Acquired Assets, including the Owned Real Property, from Seller to Purchaser, and all expenses relating to premiums for title insurance policies.

Section 8.3.Use of Name.  All uses of the name “Innovative Manpower Solutions”, “IMS” and any derivations thereof (collectively, the “Name”) are being transferred to Purchaser on the date hereof as part of the Acquired Assets.  From and after the date hereof, Seller and its Affiliates will not, directly or indirectly, use in any manner the Name or any other trade name, trademark, service mark or logo used in connection with the use of the Name.

Section 8.4.Access to Former Business Records.  For a period of two (2) years after the Closing, or until any audits of Seller’s tax returns relating to periods prior to the date hereof (that Seller has notified Purchaser of in writing during such two (2) year period) are completed, whichever occurs later, Purchaser will retain copies of all books, records, papers and files constituting part of the Acquired Assets.  During such period, Purchaser will afford duly authorized representatives of Seller access during normal business hours to all of records, paper and files constituting part of the Acquired Assets, and will permit such representatives, at Seller’s expense, to make copies of any of such records, or to obtain temporary possession of any thereof as may be reasonably required by Seller.  Such access will be conducted in a manner which does not unreasonably interfere with the Purchaser’s business and operations.

Section 8.5.Further Assurances.  Each party hereto will, at the request of the other, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement; provided, however, that no such action, document, instrument or conveyance shall increase a party’s liability beyond that contemplated by this Agreement.

Section 8.6.Obligations with Respect to Acquired Real Property.

(a)Repairs to Harvey Property.  The parties acknowledge that the Harvey Real Property was damaged by Hurricane IDA as disclosed in Schedule 5.20(j).  As soon as feasible after the Closing Date (Seller acknowledges time is of the essence), Seller will, at its sole cost and expense, have the Harvey Real Property restored to the condition it was in immediately prior to such event to Purchaser’s reasonable satisfaction.

(b)Removal of Wastes and Materials.  Within ninety (90) days of the Closing Date at Purchaser’s request, and only as disclosed in Schedule 8.6(b), Seller will promptly remove, or cause to be removed, from the Acquired Real Property any refuse, wastes, chemicals, or obsolete or unusable equipment or materials.  Seller will remove, or cause to be removed, from the Harvey Real Property any blast media contained thereat as of the Closing Date.

(c)Removal of Excluded Assets.  With respect to any Excluded Assets that are physically located at an Acquired Real Property, Seller shall, within thirty (30) days of Purchaser’s request, promptly remove such Excluded Assets from such Acquired Real Properties.  Seller shall have the right to remove any Excluded Assets that are physically located at an Acquired Real Property after the Transition Period.  Purchaser shall give Seller reasonable access, at no additional consideration, to the Acquired Real Property for the purposes of removing such Excluded Assets.

Section 8.7.Warranty Claims.  From and after the Closing, Purchaser shall service any claim asserted under any guaranty, warranty, right of return or indemnity provisions related to the Acquired Assets or the Business (“Warranty Claim”) arising prior to the Closing on behalf of Seller, and Seller agrees to pay Purchaser for servicing any such Warranty Claims at Purchaser’s incremental costs of labor which shall (a) include payroll taxes but exclude any other allocation of overhead and (b) include material and third-party costs ; provided Purchaser provides written notice and evidence to Seller of any Warranty Claim prior to incurring any costs associated with the Warranty Claim.  For any Warranty Claims undertaken by Purchaser, Seller shall, without further consideration, assist Purchaser with managing such Warranty Claims, or working with third parties to obtain the benefit of such third party’s warranty coverage, and Purchaser shall confer with Seller regarding the scope of the services to be provided by Purchaser with respect to any such Warranty Claims.

Article IX
INDEMNITIES

Section 9.1.Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing until the expiration of eighteen (18) months following the date hereof; provided, that (a) the representations and warranties (or waivers of warranties) contained in Section 2.8 (“As Is, Where Is”), Section 5.2 (Authority; Enforceability), Section 5.3 (Non-Contravention), first two sentence of Section 5.9 (Title to and Condition of Acquired Assets), Section 5.19 (Brokers), second sentence of Section 5.20(a) (Real Property),  Section 6.2 (Authority; Enforceability) and Section 6.4 (Brokers) (collectively, “Fundamental Representations”) shall survive indefinitely, and (b) the representations and warranties contained in Section 5.13 (Taxes), Section 5.15 (Employee Benefits), Section 5.16 (Environmental Matters) and Section 8.1 (Employee Matters) shall survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension of such statute of limitations), plus an additional sixty (60) days thereafter.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy of such representation or warranty giving rise to such right (or claim of right) of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.2.Indemnification by Seller.  Seller shall jointly and severally indemnify Purchaser and its Affiliates (“Purchaser Indemnitees”) against and agrees to hold each of them harmless from any and all claims, damages, losses, liabilities and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or Proceeding) (collectively, “Damages”) incurred or suffered by a Purchaser Indemnitee arising out of or related to:

(a)any misrepresentation or breach of warranty made by Seller in this Agreement or any other document executed by Seller in connection with this Agreement or the transactions contemplated hereby;

(b)any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by Seller pursuant to this Agreement or any other document executed by Seller in connection with this Agreement or the transactions contemplated hereby;

(c)any of the Excluded Assets or Retained Liabilities (including without limitation Seller’s failure to perform or in due course pay and discharge any such Retained Liability);

(d)Seller’s ownership of the Acquired Assets and operation of the Business prior to the Closing Date;

(e)any Proceedings, and any order, decree or judgment pending related to Seller or its Affiliates in any respect prior to the Closing Date, including, but not limited to, those listed on Schedule 5.12; and

(f)any and all Proceedings made by Transferred Employees or any third party, including any governmental agency, against Purchaser Indemnitees as of the Closing Date involving failure to pay the Seller’s Premium Reimbursement to the appropriate insurers.

If a matter or event arises or occurs that Purchaser in good faith reasonably believes entitles Purchaser to indemnity from Seller under the provisions of this Agreement, Purchaser shall notify Seller of the event or matter and describe in reasonable detail the circumstances thereof, including the dollar amount of the claim if ascertainable.

Section 9.3.Indemnification by Purchaser.  Purchaser hereby agrees to indemnify Seller and its Affiliates (“Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by a Seller Indemnitee arising out of or related to:

(a)any, misrepresentation or breach of warranty made by Purchaser in this Agreement or any other document executed by Purchaser in connection with this Agreement or the transactions contemplated hereby;

(b)any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by Purchaser pursuant to this Agreement or any other document executed by Purchaser in connection with this Agreement or the transactions contemplated hereby;

(c)any of the Assumed Liabilities (including without limitation Purchaser’s failure to perform or in due course pay and discharge any Assumed Liability);

(d)Purchaser’s ownership of the Acquired Assets and operation of the Business from and after the Closing Date; and

(e)any and all Proceedings made by Transferred Employees or any third party, including any governmental agency, against Seller Indemnitees as of the Closing Date involving (i) failure to pay the Accrued PTO Obligations, and (ii) any liability under the Law as to the Continued Plans.

If a matter or event arises or occurs that Seller in good faith reasonably believes entitles Seller to indemnity from Purchaser under the provisions of this Agreement, Seller shall notify Purchaser of the event or matter and describe in reasonable detail the circumstances thereof, including the dollar amount of the claim if ascertainable.

Section 9.4.Limitation on Liability.  Notwithstanding anything herein to the contrary:

(a)Seller shall not be liable under Section 10.2(a) unless and until the Damages incurred by one or more of the Purchaser Indemnitees has exceeded $50,000 in the aggregate (the “Deductible”), and then Seller shall indemnify the Purchaser Indemnitees for all such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply with respect to a claim involving a breach of a Fundamental Representation or a claim brought pursuant to Section 9.5.  Except for claims with respect to Fundamental Representations or a claim brought pursuant to Section 9.5, Seller shall not be liable to a Purchaser Indemnitee for a claim of indemnification pursuant to Section 9.2(a) for any amount in excess of $1,500,000.  In no event shall Seller be liable to a Purchaser Indemnitee for a claim of indemnification with respect to the Fundamental Representations for any amount in excess of the Purchase Price.

(b)No party to this Agreement shall be liable to any other party for consequential damages for breaches of such party’s representation or warranties herein, provided that this shall not limit any party’s right to indemnification hereunder to the extent such party becomes obligated to pay consequential damages to a third-party in connection with a claim that is subject to indemnification hereunder.

(c)Purchaser shall not be liable under Section 9.3(a) unless and until the Damages incurred by one or more of the Seller Indemnitees in the aggregate has exceeded the Deductible, and then Purchaser shall indemnify the Seller Indemnitees for all such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply with respect to a claim involving a breach of a Fundamental Representation or a claim brought pursuant to Section 9.5.  Except for claims with respect to the Fundamental Representations or a claim brought pursuant to Section 9.5, Purchaser shall not be liable to Seller for a claim of indemnification pursuant to Section 9.3(a) for any amount in excess of $1,500,000.

(d)Notwithstanding anything herein to the contrary, the limitations contained in this Section 10.4 shall not apply to any Damages, arising out of, resulting from or related to (i) any claims pursuant to Sections 9.2(b), 9.2(c), or 9.2(d) or Sections 9.3(b), 9.3(c) or 9.3(d), or (ii) any fraudulent misrepresentation or a willful breach by a party of a covenant contained herein. Payments made by Seller pursuant to Section 9.2 in respect of Damages related to title of Ingleside Yard Real Property shall be limited to the amount of any liability that remains after deducting therefrom any insurance proceeds received by Purchaser pursuant to the title insurance policy received by Purchaser at Closing, which said policy will have a purchase price value of no less than $400,000.00, with respect to the Ingleside Yard Real Property, and any indemnity, contribution or other similar payment received by Purchaser in respect of such claim related to valid title of the Ingleside Yard Real Property.

(e)Notwithstanding anything to the contrary in this Agreement, the qualification of any representation or warranty of either party with “material,” “material adverse effect” or phrases of similar import shall be disregarded for purposes of determining the aggregate amount of  Damages recoverable under this Article X.

Section 9.5.Third-Party Claims.

(a)In the event that any party desires to make a claim under Sections 9.2 or 9.3 in connection with any action, suit, Proceeding, or demand at any time instituted against or made upon any party for which such party may seek indemnification hereunder (a “Third-Party Claim”), the party or parties entitled to indemnification hereunder (the “Indemnified Party”) shall promptly notify the party or parties required to provide indemnification hereunder (the “Indemnifying Party”) of such Third-Party Claim and the claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Parties of their obligations under this Article IX, except to the extent, if at all, that the Indemnifying Parties shall have been materially prejudiced thereby.

(b)Upon receipt of notice from the Indemnified Party pursuant to Section 9.5(a), the Indemnifying Parties will, subject to the provisions of Section 9.5(c), assume the defense and control of such Third-Party Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense; provided, that if an Indemnifying Party is also subject to the Third-Party Claim and counsel to the Indemnified Party reasonably determines in writing that a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party, then the Indemnifying Parties shall be liable under this Article IX for the fees of the Indemnified Party’s counsel and any other expenses related to the defense of such Third-Party Claim. The Indemnifying Parties shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third-Party Claim; and shall at all times diligently and promptly pursue the resolution of such Third-Party Claim.  The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnifying Parties in the defense of any Third-Party Claim defended by the Indemnifying Parties.

(c)The Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Indemnified Party; but only if the Indemnifying Parties shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or to the conduct of any Indemnified Party’s business; (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third-Party Claim.

(d)Seller and Purchaser each hereby consents to the nonexclusive jurisdiction of any court in the continental United States of America in which a Proceeding in respect of a Third-Party Claim is brought against any Purchaser Indemnitee or Seller Indemnitee, as applicable, for purposes of any claim that a Purchaser Indemnitee or Seller Indemnitee, as applicable, may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller or Purchaser, as applicable, with respect to such a claim.

Article X

MISCELLANEOUS

Section 10.1.Assignment.  This Agreement shall not be assignable by a party hereto without the written consent of the other party; provided, however, that Purchaser may, without the prior written consent of Seller (a) assign its rights hereunder (in whole or in part) to one or more subsidiaries or other affiliated entities, (b) after the Closing, assign to any Person who acquires Purchaser or its business (regardless of the form of such acquisition) any of its rights under this Agreement or (c) collaterally assign its rights hereunder to any financial institution or other lender in connection with the financing of the transactions contemplated hereby.  No assignment shall release the assigning party of its obligations and liabilities under this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 10.2.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

Section 10.3.Expenses.  Each party shall bear its own expenses in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 10.4.Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by the internal laws of the State of Louisiana, without regard to the conflict-of-law principles thereof.

Section 10.5.Notices.  All notices, demands, and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, return receipt requested, postage prepaid, as follows:

If to Purchaser:	Gulf Island Services, L.L.C. 16225 Park Ten Place
Suite 300

Houston, Texas 77084

Attention: Richard Heo and Westley Stockton

Email: [intentionally omitted]

[intentionally omitted]

With a Copy To:Fishman Haygood LLP

100 North Street, Suite 800

Baton Rouge, Louisiana 70802

Attention: Scott D. Chenevert

Email: [intentionally omitted]

If to Seller:	Dynamic Industries, Inc.
400 Poydras Street Suite 1800
New Orleans, Louisiana 70130 Attn.: Mark Mahfouz
Email: [intentionally omitted]

With a Copy to:	Kelly Hart Pitre
400 Poydras Street Suite 1812
New Orleans, Louisiana Attn.: Loulan J. Pitre, Jr.
Email: [intentionally omitted]

or to such other address and with such other copies as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, demand or other communication shall be effective upon delivery or refusal of delivery at the address specified in this Section.

Section 10.6.Complete Agreement.  This Agreement (including its exhibits and schedules) constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

Section 10.7.Amendments and Waivers.  Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the parties hereto.

Section 10.8.Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

Section 10.9.Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures. Delivery of an executed counterpart of a signature page of this Agreement by email shall be as effective as delivery of a manually executed counterpart of this Agreement. Neither Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

Section 10.10.Section Headings.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

Section 10.11.Attorneys’ Fees.  In the event a party hereto institutes a Proceeding against any other party hereto for a claim arising out of or to enforce this Agreement, the losing party shall pay the reasonable attorneys’ fees incurred by the prevailing party in connection with such Proceeding.

Section 10.12.No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms  (i) that it has been represented by counsel or has been given the opportunity to do so, (ii) that it has negotiated and adopted this Agreement as the joint agreement and understanding of the parties and (iii) the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and therefore, the parties hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party(ies) drafting such agreement or document.

Section 10.13.Public Announcements.  All general notices, releases, statements and communications to employees, suppliers, and customers of the Business and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Purchaser and Seller in writing; provided, however, that any party shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its legal counsel, such announcement is required in order to comply with any applicable Law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other party with respect to such announcement and give reasonable prior written notice of its intent to issue such announcement.

Section 10.14.Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[signatures appear on the following page]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

GULF ISLAND SERVICES, L.L.C.

By: Gulf Island Fabrication, Inc., its sole member and manager

By:  /s/ Richard W. Heo

Name:  Richard W. Heo

Title:  President and Chief Executive Officer

DYNAMIC INDUSTRIES, INC.

By:  /s/ Emile Dumesnil

Name:  Emile Dumesnil

Title:  President and Chief Executive Officer

INNOVATIVE MANPOWER SOLUTIONS, LLC

By:  /s/ Emile Dumesnil

Name:  Emile Dumesnil

Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]